June 3, 2014

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Amarantus BioScience Holdings, Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Amarantus BioScience Holdings, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of (i) 15,141,002 shares that are currently issued and outstanding, have been legally and validly issued, fully paid and non-assessable; (ii) 6,858,998 shares which may be issued to Memory Dx, LLC and PGI Drug Discovery, LLC, are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable; (iii) 80,000,000 shares of common stock that may be sold to Lincoln Park pursuant to the Purchase Agreement between the Company and Lincoln Park Capital dated March 7, 2014 (the “Purchase Agreement”) are duly authorized and will be, when issued pursuant to the Purchase Agreement, legally and validly issued, fully paid and non-assessable; and (iv) 45,000,000 shares of common stock issuable upon exercise of outstanding warrants, are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

61 Broadway New York, New York 10006 212-930-9700 212-930-9725 Fax

www.srff.com